EXHIBIT 99.1

News For Immediate Release

CENTEX CONSTRUCTION PRODUCTS REPORTS
FIRST QUARTER RESULTS; ANNOUNCES AGREEMENT REGARDING SPIN-OFF
OF CENTEX’S CXP SHARES, INCLUDING PAYMENT OF $6.00 SPECIAL
DIVIDEND; SETS CONFERENCE CALL

     (Dallas, TX July 21, 2003): Centex Construction Products, Inc. (NYSE: CXP) today reported financial results for the quarter ended June 30, 2003, the first quarter of fiscal year 2004. CXP produces and distributes Cement, Gypsum Wallboard, Recycled Paperboard, and Concrete and Aggregates. CXP is currently 64.9%-owned by Centex Corporation.

     CXP’s senior management will conduct a conference call to discuss the financial results and other matters at 12 p.m. Eastern Time (11 a.m. Central Time) on Tuesday, July 22, 2003. The conference call will be webcast simultaneously on the CXP Web site, http://www.centex-cxp.com. A replay of the call and the presentation will be available on that site until midnight on Tuesday, July 29, 2003. The call will be archived on that site for one year. For more information, contact CXP at 214-981-6565.

     For the quarter ended June 30, 2003, CXP’s net earnings decreased 15% to $14,223,000 or $0.77 per diluted share from $16,735,000 or $0.90 per diluted share for the same quarter last year. The decline resulted from decreased Cement and Gypsum Wallboard operating earnings, partially offset by higher Paperboard operating earnings and lower interest expense. Revenues for the first quarter this year totaled $144,089,000, 12% higher than $128,775,000 for the same quarter a year ago.

CEMENT

     Cement revenues for this year’s quarter totaled $48.5 million, 1% above $48.1 million for the same quarter a year ago. Operating earnings from Cement declined 23% to $11.0 million for this year’s first quarter from $14.4 million for the same quarter in fiscal 2003. The operating earnings decline for the quarter resulted mostly from increased cost of sales due to the timing of scheduled annual maintenance at all four cement plants.

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CXP ANNOUNCES FIRST QUARTER RESULTS; SPIN-OFF OF CENTEX’S CXP SHARES AND CONFERENCE CALL	Page 2

     Cement sales volume for the quarter totaled 666,000 tons, 3% above sales volume of 645,000 tons for the same quarter last year due to increased sales volume in CXP’s northern California and Illinois markets. Demand continues to be strong in all of CXP’s other Cement markets and CXP expects fiscal 2004 to be another “sold out” year. The average Cement net sales price for the first quarter this fiscal year was $66.56 per ton, 2% lower than $67.88 per ton for the same quarter a year ago due to lower sales prices in the Texas and northern California markets. Purchased cement sales volume of 32,100 tons for this year’s first quarter was 9% above last year’s quarter.

GYPSUM WALLBOARD

     Gypsum Wallboard revenues for the quarter totaled $63.0 million, a 21% increase over $52.0 million for the same quarter a year ago. Gypsum Wallboard reported an operating profit for the quarter of $5.8 million, 37% below $9.2 million for the same quarter last year, primarily due to decreased sales prices. Gypsum Wallboard sales volume of 586 million square feet (MMSF) for this year’s quarter was 29% greater than the 454 MMSF sold during the same quarter last year. The average net sales price for this year’s quarter was $82.72 per thousand square feet (MSF), 11% below $92.53 per MSF for the same quarter last year. The May 2003 price increase had completely eroded by the end of the quarter, but a 12% price increase has been announced for the second week of August 2003. Cost of sales of $72.77 per MSF was level with the first quarter last fiscal year despite higher natural gas costs this year.

PAPERBOARD

     CXP’s Paperboard operation reported first quarter revenues of $28.1 million, up 31% from $21.4 million for last year’s first quarter. Paperboard reported a $5.7 million operating profit for the first quarter this fiscal year, up 47% from $3.9 million for the same quarter a year ago. The revenues and earnings gain for the quarter resulted from increased sales volume and higher net sales prices. Paperboard sales volume was 67,000 tons, and Paperboard’s average net sales price was $410.15 per ton for this year’s quarter compared to last year’s sales volume of 56,000 tons at an average net sales price of $379.68 per ton.

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CXP ANNOUNCES FIRST QUARTER RESULTS; SPIN-OFF OF CENTEX’S CXP SHARES AND CONFERENCE CALL	Page 3

CONCRETE AND AGGREGATES

     Revenues from the Concrete and Aggregates segment were $16.8 million for the quarter, 10% higher than $15.2 million for the same quarter a year ago. Concrete and Aggregates reported an operating profit for the quarter of $1.4 million, up 9% from $1.3 million for the same quarter last year. Higher Concrete sales volume accounted for the majority of the earnings increase.

     Concrete sales volume for the first quarter this fiscal year was 209,000 cubic yards, a 19% increase from 175,000 cubic yards for the same quarter last year. The gain was primarily attributable to increased sales volume at CXP’s Texas Concrete operation. CXP’s average Concrete net sales price of $52.97 per cubic yard for the current quarter was 3% below $54.88 per cubic yard for the same quarter a year ago.

     CXP’s Aggregates operations reported sales volume of 1,059,000 tons for the quarter, 15% below sales volume of 1,244,000 tons for the same quarter last year. The sales volume decline came mostly from decreased road aggregates sales at CXP’s Texas Aggregates operations due to the closure of the Georgetown quarry in last fiscal year’s second quarter. The average net sales price of $5.23 per ton for the quarter was 25% greater than $4.19 per ton for last year’s first quarter. The sales price increase was due to the lack this year of low price Georgetown sales volume.

RELATED DEVELOPMENTS

     CXP announced today it has reached an agreement with Centex Corporation for the spin-off of all the CXP shares owned by Centex. Centex owns approximately 65% of the outstanding shares of CXP. Under the agreement, CXP would reclassify its shares of common stock into two classes and pay a special one-time cash dividend of $6.00 per share to all of its shareholders (including Centex) immediately prior to the spin-off. It is anticipated that the cash dividend and the spin-off will be completed on or about December 31, 2003. The CXP board of directors formed a special committee consisting solely of independent directors to evaluate the spin-off and related transactions. In conjunction with its legal and financial advisors, the special committee reviewed the proposed transaction, and then negotiated with Centex to achieve the agreement which was reached earlier today.

     The spin-off transaction will require approval by the CXP stockholders (including the majority of CXP common stock not held by Centex), as well as approval by the IRS of the tax-free nature of the spin-off. The listing of the new Class B Common Stock of CXP would also require the approval of the New York Stock Exchange. Accordingly, there can be no assurance that the spin-off or any of the other transactions described above will occur on the terms described above, if at all.

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CXP ANNOUNCES FIRST QUARTER RESULTS; SPIN-OFF OF CENTEX’S CXP SHARES AND CONFERENCE CALL	Page 4

OUTLOOK

     The outlook for Cement and Wallboard consumption during fiscal 2004 is favorable. While consumption of Cement and Wallboard remains at a high level, Cement and Wallboard pricing have softened. However, a Wallboard price increase of 12% has been announced for the second week of August 2003. CXP’s Paperboard operations continue to increase profitability. CXP’s Wallboard and Paperboard operations continue to be negatively impacted by high natural gas costs. Assuming the Wallboard price increase holds, the Company expects to report fiscal 2004 earnings ranging from $3.08 per diluted share to $3.23 per diluted share (net of costs related to the proposed spin-off).

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather; availability of raw materials; unexpected operational difficulties; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increase in capacity in the gypsum wallboard and cement industries; general economic conditions; and interest rates. These and other factors are described in the Annual Report on Form 10-K for Centex Construction Products, Inc. for the fiscal year ended March 31, 2003 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003. These reports are filed with the Securities and Exchange Commission.

For additional information, contact at 214/981-5000:
Steven R. Rowley
Chief Operating Officer

Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer

Note attachments:
(1) Summary of Consolidated Earnings
(2) Revenues and Earnings by Lines of Business
(3) Sales Volume and Net Sales Prices
(4) Consolidated Balance Sheets

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Centex Construction Products, Inc.
Attachment 1

Centex Construction Products, Inc.
Summary of Consolidated Earnings
(dollar amounts in thousands, except per share data)
(unaudited)

		Quarter Ended June 30,

		2003	2002	Change

Revenues		$144,089	$128,775	+12%
Earnings Before Income Taxes		$21,385	$25,161	-15%
Net Earnings		$14,223	$16,735	-15%
Earnings Per Share:
	- Basic	$0.77	$0.91	-15%
	- Diluted	$0.77	$0.90	-14%
Average Shares Outstanding:
	- Basic	18,406,710	18,482,708
	- Diluted	18,508,491	18,660,657

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Centex Construction Products, Inc.
Attachment 2

Centex Construction Products, Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended June 30,

	2003	2002	Change

Revenues
Cement	$48,471	$48,091	+1%
	34%	37%
Gypsum Wallboard	62,990	52,042	+21%
	44%	40%
Paperboard	28,088	21,410	+31%
	19%	17%
Concrete & Aggregates	16,813	15,235	+10%
	12%	12%
Other, net	374	343	+9%
	0%	0%
Less: Intersegment Sales	(12,647)	(8,346)
	(9%)	(6%)

Total	$144,089	$128,775	+12%
	100%	100%

Operating Earnings
Cement	$11,033	$14,413	-23%
	45%	50%
Gypsum Wallboard	5,831	9,187	-37%
	24%	32%
Paperboard	5,675	3,869	+47%
	23%	13%
Concrete & Aggregates	1,426	1,305	+9%
	6%	4%
Other, net	374	343	+9%
	2%	1%

Total Operating Earnings	24,339	29,117	-16%
	100%	100%
Corporate General Expenses	(1,468)	(1,402)
Interest Expense, net	(1,486)	(2,554)

Earnings Before Income Taxes	$21,385	$25,161	-15%

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Centex Construction Products, Inc.
Attachment 3

Centex Construction Products, Inc.
Sales Volume and Net Sales Prices
(unaudited)

	Sales Volume

	Quarter Ended June 30,

	2003	2002

Cement (M Tons)	666	645
Gypsum Wallboard (MMSF’s)	586	454
Paperboard (M Tons)	67	56
Concrete (M Cubic Yards)	209	175
Aggregates (M Tons)	1,059	1,244

	Average Net Sales Price*

	Quarter Ended June 30,

	2003	2002

Cement (Ton)	$66.56	$67.88
Gypsum Wallboard (MSF)	$82.72	$92.53
Paperboard (Ton)	$410.15	$379.68
Concrete (Cubic Yard)	$52.97	$54.88
Aggregates (Ton)	$5.23	$4.19

* Net of freight and delivery costs billed to customers.

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Centex Construction Products, Inc.
Attachment 4

Centex Construction Products, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30,		March 31,

	2003	2002	2003 (*)

ASSETS
Current Assets:
Cash and Equivalents	$11,542	$8,897	$10,942
Accounts and Notes Receivable, net	62,221	56,931	52,498
Inventories	54,894	55,798	58,254

Total Current Assets	128,657	121,626	121,694

Property, Plant and Equipment	795,901	795,858	794,380
Less Accumulated Depreciation	(267,011)	(237,329)	(259,544)

Property, Plant and Equipment, net	528,890	558,529	534,836

Notes Receivable, net	929	1,325	1,197
Goodwill	40,290	40,197	40,290
Other Assets	12,374	13,027	14,061

	$711,140	$734,704	$712,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes Payable	$0	$24,374	$25,257
Accounts Payable and Accrued Liabilities	69,175	74,001	70,858
Current Portion of Long-term Debt	80	80	80

Total Current Liabilities	69,255	98,455	96,195

Long-term Debt	62,090	129,170	55,590
Deferred Income Taxes	84,794	60,036	80,461
Stockholders’ Equity - Common Stock, Par Value $0.01; Authorized 50,000,000 Shares; Issued and Outstanding 18,429,000, 18,529,087 and 18,379,558 Shares, respectively	184	185	184
Capital in Excess of Par Value	15,808	20,157	14,228
Accumulated Other Comprehensive Losses	(1,774)	(2,665)	(2,061)

Retained Earnings	480,783	429,366	467,481

Total Stockholders’ Equity	495,001	447,043	479,832

	$711,140	$734,704	$712,078

(*) From Audited Financial Statements.